Exhibit 10.1

EXECUTION VERSION

JPMorgan Chase Bank, National Association

New York Branch

383 Madison Avenue

New York, NY 10179

December 11, 2019

To:	Gogo Inc.
111 North Canal St., Suite 1500
Chicago, IL 60606
Attn: Sam Chong, Treasurer
Telephone No.: (312) 571-5000
Facsimile No.: (312) 575-0543

Re:	Forward Stock Purchase Transaction

_______________________________________________________________________________________

Dear Sir / Madam:

The purpose of this letter agreement (this “Confirmation”) is to set forth the terms and conditions of the transaction entered into between JPMorgan Chase Bank, National Association (“Dealer”) and Gogo Inc. (“Counterparty”) on the Trade Date specified below (the “Transaction”), as amended and restated hereby as of December 11, 2019 (the “Amendment Date”). This letter agreement constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below. This Confirmation shall replace any previous agreements and serve as the final documentation for the Transaction.

In connection with the issuance of the 2022 Convertible Notes (as defined below), Counterparty has requested, and Dealer has agreed, to amend and restate the terms and conditions of the “Confirmation” in respect of the above-referenced transaction, as entered into between Dealer and Counterparty as of March 3, 2015 and in effect immediately prior to the Amendment Date (the “Original Confirmation”) to provide certain representations, warranties and agreements of Counterparty and make such other amendments and modifications as further set forth below. On the Amendment Date, the Original Confirmation shall be replaced in its entirety by this Confirmation, and the Original Confirmation shall thereafter be of no further force and effect and shall be deemed replaced and superseded in all respects by this Confirmation (for the avoidance of doubt, except to evidence the obligations of Counterparty or of Dealer (as the case may be) with respect to representations and warranties previously made by Counterparty or of Dealer (as the case may be) under the Original Confirmation and the obligations of Counterparty or of Dealer (as the case may be) (whether or not contingent) with respect to covenants previously required to have been performed by Counterparty or of Dealer (as the case may be) under the Original Confirmation, which obligations are in all respects continuing and in full force and effect and are reaffirmed hereby).

The definitions and provisions contained in the 2000 ISDA Definitions (the “Swap Definitions”) and the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions” and together with the Swap Definitions, the “Definitions”) in each case as published by the International Swaps and Derivatives Association, Inc. (“ISDA”), are incorporated into this Confirmation. In the event of any inconsistency between the Swap Definitions and the Equity Definitions, the Equity Definitions shall govern, and in the event of any inconsistency between the Definitions and this Confirmation, this Confirmation shall govern. Certain defined terms used herein are based on terms that are defined in the offering memorandum dated November 16, 2018 (the “2022 Offering Memorandum”) relating to the 6.00% Convertible Senior Notes due 2022 (as originally issued by Counterparty, the “2022 Convertible Notes”) issued by Counterparty in an aggregate principal amount of USD 237,800,000 pursuant to an Indenture dated November 21, 2018 between Counterparty and U.S. Bank National Association, as trustee (the “2022 Indenture”). Certain other defined terms used herein are based on terms that are defined in the offering memorandum dated March 3, 2015 (the “2020 Offering Memorandum”) relating to the 3.75% Convertible Senior Notes due 2020 (as originally issued by Counterparty, the “2020 Convertible Notes” and, together with the 2022 Convertible Notes, the “Convertible Notes”) issued by Counterparty in an aggregate principal amount of $361,900,000 pursuant to an Indenture dated as of March 9, 2015 between Counterparty and U.S. Bank National Association, as trustee (the “2020 Indenture” and, together with the 2022 Indenture, the “Indentures”). In the event of any inconsistency between the terms defined in the 2022 Offering Memorandum, the 2022 Indenture and this Confirmation, this Confirmation shall govern, and in the event of any inconsistency between the terms defined in the 2020 Offering Memorandum, the 2020 Indenture and this Confirmation, this Confirmation shall govern. The parties acknowledge that this Confirmation is entered into on the date hereof with the understanding that (x) definitions set forth in the 2020 Indenture which are also defined herein by reference to the 2020 Indenture and (y) sections of the 2020 Indenture that are referred to herein, in each case, will conform to the descriptions thereof in the 2020 Offering Memorandum. If any such definitions in the 2020 Indenture or any such sections of the 2020 Indenture differ from the descriptions thereof in the 2020 Offering Memorandum, the descriptions thereof in the 2020 Offering Memorandum will govern for purposes of this Confirmation. The parties also acknowledge that this Confirmation is entered into on the date hereof with the understanding that (i) definitions set forth in the 2022 Indenture which are also defined herein by reference to the 2022 Indenture and (ii) sections of the 2022 Indenture that are referred to herein, in each case, will conform to the descriptions thereof in the 2022 Offering Memorandum. If any such definitions in the 2022 Indenture or any such sections of the 2022 Indenture differ from the descriptions thereof in the 2022 Offering Memorandum, the descriptions thereof in the 2022 Offering Memorandum will govern for purposes of this Confirmation. Subject to the foregoing, (A) references to the 2020 Indenture herein are references to the 2020 Indenture as in effect on the date of its execution and if the 2020 Indenture is amended following such date (other than any amendment or supplement of the 2020 Indenture pursuant to Section 10.01(h) of the 2020 Indenture that, as determined by the Calculation Agent, conforms the 2020 Indenture to the description of the 2020 Convertible Notes in the 2020 Offering Memorandum), any such amendment will be disregarded for purposes of this Confirmation unless the parties agree otherwise in writing and (B) references to the 2022 Indenture herein are references to the 2022 Indenture as in effect on the date of its execution and if the 2022 Indenture is amended following such date (other than any amendment or supplement of the 2022 Indenture pursuant to Section 10.01(h) of the 2022 Indenture that, as determined by the Calculation Agent, conforms the 2022 Indenture to the description of the 2022 Convertible Notes in the 2022 Offering Memorandum), any such amendment will be disregarded for purposes of this Confirmation unless the parties agree otherwise in writing.

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

1. This Confirmation evidences a complete binding agreement between Counterparty and Dealer as to the terms of the Transaction to which this Confirmation relates. This Confirmation (notwithstanding anything to the contrary herein) shall be subject to an agreement in the form of the 2002 ISDA Master Agreement (the “Master Agreement”) as if Dealer and Counterparty had executed an agreement in such form (but without any Schedule except for the election of the laws of the State of New York as the governing law) on the Trade Date. In the event of any inconsistency between the provisions of the Master Agreement and this Confirmation, this Confirmation will prevail for the purpose of the Transaction to which this Confirmation relates. The parties hereby agree that no transaction other than the Transaction to which this Confirmation relates shall be governed by the Master Agreement.

2. The Transaction constitutes a Share Forward for purposes of the Equity Definitions. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms.

Trade Date:	March 3, 2015

Effective Date:	March 9, 2015.

Seller:	Dealer

Buyer:	Counterparty

Shares:	The common stock of Counterparty, par value USD 0.0001 per share (Exchange Symbol: “GOGO”).

Number of Shares:	As of the Amendment Date, 4,204,997 Shares, consisting of 2,091,848 Shares (the “Number of 2020 Shares”) and 2,113,149 Shares (the “Number of 2022 Shares”). On each Settlement Date, the Number of Shares shall be reduced by the Number of 2020 Shares or Number of 2022 Shares, as applicable, for such Settlement Date.

Daily Number of Shares:	For any Valuation Date occurring prior to the applicable Maturity Date, the applicable number of Shares specified by Dealer in the related Settlement Notice (as defined below under “Valuation Dates”), which shall not exceed the Number of 2020 Shares or Number of 2022 Shares, as applicable, on such Valuation Date, and for the Valuation Date occurring on (x) the 2020 Maturity Date, the remaining Number of 2020 Shares, and (y) the 2022 Maturity Date, the Number of 2022 Shares on such Valuation Date.

Maturity Date:	(i) With respect to the Number of 2020 Shares, the last day of the 50 Exchange Business Day period commencing on, and including, the 42nd Scheduled Trading Day immediately preceding March 1, 2020 (the “2020 Maturity Date”) and (ii) with respect to the Number of 2022 Shares, the last day of the 90 Exchange Business Day period commencing on, and including, the 82nd Scheduled Trading Day immediately preceding May 15, 2022 (the “2022 Maturity Date”).

Forward Price:	USD 19.47

Prepayment:	Applicable

Prepayment Amount:	USD 81,871,291.59

Prepayment Date:	The Effective Date.

Exchange:	The NASDAQ Global Select Market

Related Exchange(s):	All Exchanges

Calculation Agent:

Dealer, subject to the following:

The Calculation Agent is Dealer, whose judgments, determinations and calculations as Calculation Agent shall be made in good faith and in a commercially reasonable manner. Following any determination or calculation by the Calculation Agent hereunder, upon a written request by Counterparty, the Calculation Agent shall promptly (but in any event within five Scheduled Trading Days) provide to Counterparty by email to the email address provided by Counterparty in such request a report (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail the basis for such determination or calculation (including any assumptions used in making such determination or calculation), it being understood that the Calculation Agent shall not be obligated to disclose any proprietary or confidential data or information or any proprietary or confidential models used by it for such determination or calculation.

Settlement Terms:

Physical Settlement:	Applicable. In lieu of Section 9.2(a)(iii) of the Equity Definitions, Dealer will deliver to Counterparty the Daily Number of Shares for the related Valuation Date on the relevant Settlement Date.

Valuation Dates:	(a) Any Scheduled Trading Day following the Effective Date designated by Dealer in a written notice (a “Settlement Notice”) that is delivered to Counterparty at least one Scheduled Trading Day prior to such Valuation Date, specifying (i) the Daily Number of Shares for each such Valuation Date and (ii) the related Settlement Date(s), (b) the 2020 Maturity Date with respect to the Number of 2020 Shares or relevant portion thereof, if any, then remaining and (c) the 2022 Maturity Date with respect to the Number of 2022 Shares or relevant portion thereof, if any, then remaining.

Market Disruption Event:

The definition of “Market Disruption Event” in Section 6.3(a) of the Equity Definitions is hereby amended (A) by deleting the words “at any time during the one hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be” and inserting the words “at any time on any Valuation Date” after the word “material,” in the third line thereof, and (B) by replacing the words “or (iii) an Early Closure.” therein with “(iii) an Early Closure, or (iv) a Regulatory Disruption.”

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Regulatory Disruption:	Any event that Dealer, in its reasonable discretion and in good faith, determines makes it advisable with regard to any legal, regulatory or self-regulatory requirements or related policies and procedures applicable to Dealer, including any requirements, policies or procedures relating to Dealer’s hedging activities hereunder, to refrain from or decrease any market activity in connection with the Transaction. Dealer shall notify Counterparty as soon as reasonably practicable that a Regulatory Disruption has occurred and the Valuation Dates affected by it.

Dividends:

Dividend Payment:	In lieu of Section 9.2(a)(iii) of the Equity Definitions, Dealer will pay to Counterparty the Dividend Amount on the third Currency Business Day immediately following the Dividend Payment Date.

Dividend Amount:	(a) 100% of the per Share amount of any cash dividend declared by the Issuer to holders of record of a Share on any record date occurring during the period from, and including, the Effective Date to, but excluding, the final Settlement Date, multiplied by (b) the Number of Shares on such record date (after giving effect to any reduction on such record date, if such record date is a Settlement Date).

Dividend Payment Date:	Each date on which the relevant Dividend Amount is paid by the Issuer to shareholders of record.

Share Adjustments:

Method of Adjustment:	Calculation Agent Adjustment. For the avoidance of doubt, the payment of any cash dividend or distribution on the Shares shall not constitute a Potential Adjustment Event but instead shall be governed by the provisions set forth under the heading “Dividends” above.

Extraordinary Events:

New Shares:	In the definition of New Shares in Section 12.1(i) of the Equity Definitions, the text in clause (i) shall be deleted in its entirety and replaced with “publicly quoted, traded or listed on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors)”.

Consequences of Merger Events:

Share-for-Share:	Calculation Agent Adjustment

Share-for-Other:	Calculation Agent Adjustment or Cancellation and Payment, at the commercially reasonable election of Dealer

Share-for-Combined:	Calculation Agent Adjustment or Cancellation and Payment, at the commercially reasonable election of Dealer

Consequences of Tender Offers:

Share-for-Share:	Calculation Agent Adjustment

Share-for-Other:	Calculation Agent Adjustment

Share-for-Combined:	Calculation Agent Adjustment

Calculation Agent Adjustment:	If, with respect to a Merger Event or a Tender Offer, the consideration for the Shares includes (or, at the option of a holder of Shares, may include) shares of an entity or person that is not a corporation or is not organized under the laws of the United States, any State thereof or the District of Columbia, then Cancellation and Payment may apply at Dealer’s sole election.

Composition of Combined Consideration:	Not Applicable

Nationalization, Insolvency or Delisting:	Cancellation and Payment; provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors), such exchange or quotation system shall thereafter be deemed to be the Exchange. For purposes of this Confirmation (x) the phrase “will be cancelled” in the first line of Section 12.6(c)(ii) of the Equity Definitions shall be replaced with the phrase “may be cancelled by Dealer in its commercially reasonable discretion” and (y) the words “if so cancelled” shall be inserted immediately following the word “and” in the second line of Section 12.6(c)(ii) of the Equity Definitions.

Additional Disruption Events:

Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “, or public announcement of, the formal or informal interpretation”, (ii) replacing the word “Shares” where it appears in clause (X) thereof with the words “Hedge Position” and (iii) replacing the parenthetical beginning after the word “regulation” in the second line thereof the words “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption, effectiveness or promulgation of new regulations authorized or mandated by existing statute)”.

Failure to Deliver:	Applicable

Hedging Disruption:	Applicable; provided that Section 12.9(b)(iii) of the Equity Definitions is hereby amended by inserting in the third line thereof, after the words “to terminate the Transaction”, the words “or a portion of the Transaction affected by such Hedging Disruption”.

Increased Cost of Hedging:	Applicable; provided that for purposes of this Confirmation (x) the comma immediately preceding “(B)” in the seventh line of Section 12.9(b)(vi) of the Equity Definitions shall be replaced with the word “or”, (y) clause (C) of Section 12.9(b)(vi) of the Equity Definitions shall be deleted and (z) the words “either party” in the twelfth line of Section 12.9(b)(vi) of the Equity Definitions shall be replaced with the words “the Hedging Party”.

Loss of Stock Borrow:	Not Applicable

Increased Cost of Stock Borrow:	Not Applicable

Hedging Party:	For all applicable Additional Disruption Events, Dealer who, in such capacity, shall make all determinations and calculations in good faith and in a commercially reasonable manner.

Determining Party:	For all applicable Extraordinary Events, Dealer.

Non-Reliance:	Applicable

Agreements and Acknowledgements Regarding Hedging Activities:	Applicable

Additional Acknowledgements:	Applicable

3. Account Details:

(a)	Account for payments to Counterparty:

To be provided by Counterparty.

Account for delivery of Shares to Counterparty:

To be provided by Counterparty

(b)	Account for payments to Dealer:

Bank:	JPMorgan Chase Bank, N.A.
ABA#:	021000021
Acct No.:	099997979
Beneficiary:	JPMorgan Chase Bank, N.A. New York
Ref:	Derivatives

Account for delivery of Shares from Dealer:

To be provided by Dealer

4. Offices:

The Office of Counterparty for the Transaction is: Inapplicable, Counterparty is not a Multibranch Party.

The Office of Dealer for the Transaction is: New York

JPMorgan Chase Bank, National Association
New York Branch
383 Madison Avenue
New York, NY 10179

5. Notices: For purposes of this Confirmation:

(a)	Address for notices or communications to Counterparty:

Gogo Inc.
111 North Canal St., Suite 1500
Chicago, IL 60606
Attention: Sam Chong, Treasurer
Telephone No.: (312) 571-5000
Facsimile No.: (312) 575-0543

(b)	Address for notices or communications to Dealer:

JPMorgan Chase Bank, National Association
EDG Marketing Support
Email:	edg_notices@jpmorgan.com
edg_ny_corporate_sales_support@jpmorgan.com
Facsimile No: 1-866-886-4506

J.P. Morgan Securities LLC
383 Madison Ave
New York, NY 10179

6. Representations, Warranties and Agreements of Counterparty.

Each of the representations and warranties of Counterparty set forth in Section 3 of the Purchase Agreement (the “Purchase Agreement”), dated as of November 16, 2018, between Counterparty, J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC, as representatives of the Initial Purchasers party thereto (the “Initial Purchasers”), were true and correct as of November 16, 2018 and are hereby deemed to be repeated to Dealer as of November 16, 2018 as if set forth herein. Furthermore, in addition to the representations set forth in the Master Agreement, Counterparty represents and warrants to, and agrees with, Dealer, on the Amendment Date, that:

(a) (i) It has not entered into the Transaction and is not entering into this amendment and restatement of the Transaction on behalf of or for the accounts of any other person or entity, and will not transfer or assign its obligations under the Transaction or any portion of such obligations to any other person or entity except in compliance with applicable laws and the terms of the Transaction; (ii) it understands that the Transaction is subject to complex risks which may arise without warning and may at times be volatile, and that losses may occur quickly and in unanticipated magnitude; (iii) it is authorized to enter into the Transaction and this amendment and restatement of the Transaction and such action does not violate any laws of its jurisdiction of incorporation, organization or residence (including, but not limited to, any applicable position or exercise limits set by any self-regulatory organization, either acting alone or in concert with others) or the terms of any agreement to which it is a party; (iv) it has consulted with its legal advisor(s) and has reached its own conclusions about the Transaction and this amendment and restatement of the Transaction, and any legal, regulatory, tax, accounting or economic consequences arising from the Transaction and this amendment and restatement of the Transaction; (v) it has concluded that the Transaction and this amendment and restatement of the Transaction are suitable in light of its own investment objectives, financial condition and expertise; and (vi) neither Dealer nor any of its affiliates has advised it with respect to any legal, regulatory, tax, accounting or economic consequences arising from the Transaction or this and restatement of the Transaction, and neither Dealer nor any of its affiliates is acting as agent, or advisor for Counterparty in connection with the Transaction or this amendment and restatement of the Transaction.

(b) Counterparty (A) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (B) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (C) has total assets of at least $50 million.

(c) The reports and other documents filed by Counterparty with the U.S. Securities and Exchange Commission (“SEC”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading. Counterparty is not in possession of any material nonpublic information regarding the business, operations or prospects of Counterparty or the Shares.

(d) Counterparty has not entered into the Transaction and is not entering into this amendment and restatement of the Transaction to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares) or otherwise in violation of the Exchange Act.

(e) Counterparty is not on the Amendment Date engaged in a distribution, as such term is used in Regulation M under the Exchange Act of any securities of Counterparty, other than a distribution meeting the requirements of the exception set forth in Rules 101(b)(10) and 102(b)(7) of Regulation M. Counterparty shall not, until the second Scheduled Trading Day immediately following the Amendment Date, engage in any such distribution. Counterparty shall not, during (w) the period beginning on, and including, the 42nd Scheduled Trading Day immediately preceding March 1, 2020 and ending on, and including, the second Scheduled Trading Day immediately following the 2020 Maturity Date, (x) the period beginning on, and including, the 82nd Scheduled Trading Day immediately preceding May 15, 2022 and ending on, and including, the second Scheduled Trading Day immediately following the 2022 Maturity Date, (y) the period beginning on, and including, the date on which Counterparty or any subsidiary thereof repurchases or exchanges any of the Convertible Notes pursuant to the terms thereof, commences a tender offer for the Convertible Notes or enters into any agreement to repurchase or exchange the Convertible Notes, and ending on, and including, the second Scheduled Trading Day immediately following completion by Dealer of any unwind activity with respect to Dealer’s Hedge Positions as a result of any such repurchase, exchange or tender offer, or (z) upon the occurrence of a “Make-Whole Fundamental Change” (as defined in either of the Indentures), the period beginning on, and including, the “Effective Date” (as defined in the related Indenture) of such Make-Whole Fundamental Change, and ending on, and including, the second Scheduled Trading Day immediately following completion by Dealer of any unwind activity with respect to Dealer’s Hedge Positions in connection with any “Conversion Date” (as defined in the related Indenture) that occurs “in connection with” such Make-Whole Fundamental Change (within the meaning of the related Indenture) (any period described in clause (w), clause (x), clause (y), or clause (z), a “Prohibited Period”), engage in any such distribution, other than a distribution meeting the requirements of one of the exceptions set forth in Rule 101(b) and Rule 102(b) of Regulation M. Counterparty shall give contemporaneous written notice to Dealer upon it or any of its subsidiaries repurchasing or exchanging the Convertible Notes pursuant to their terms, commencing a tender offer for the Convertible Notes or entering into any agreement to repurchase or exchange the Convertible Notes, and Dealer shall give prompt written notice to Counterparty of its completion of any unwind activity with respect to Dealer’s Hedge Positions as a result of such repurchase, exchange or tender offer. By 5:00 p.m. (New York City) time on the Scheduled Trading Day following any “Conversion Date” (as defined in each of the Indentures) that occurs “in connection with” such Make-Whole Fundamental Change (within the meaning of the related Indenture), Counterparty shall give written notice to Dealer of the aggregate principal amount of Convertible Notes converted on such Conversion Date and the “Settlement Method” (as defined in the related Indenture) that applies to such Convertible Notes. In addition, Dealer shall give prompt written notice to Counterparty of its completion of any unwind activity with respect to Dealer’s Hedge Positions in connection with any such Conversion Date.

(f) The entry into the Transaction and the amendment and restatement of the Transaction was approved by the board of directors of Counterparty, and Counterparty has entered into the Transaction and is entering into this amendment and restatement of the Transaction solely for the purposes stated in such board resolution. There is no internal policy of Counterparty, whether written or oral, that would prohibit Counterparty from entering into any aspect of the Transaction or amending and restating the Transaction, including, but not limited to, the purchases of Shares to be made pursuant hereto.

(g) Counterparty has all necessary corporate power and authority to execute, deliver and perform its obligations in respect of the Transaction and this amendment and restatement; such execution, delivery and performance have been duly authorized by all necessary corporate action on Counterparty’s part; and this Confirmation has been duly and validly executed and delivered by Counterparty and constitutes its valid and binding obligation, enforceable against Counterparty in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except that rights to indemnification and contribution hereunder may be limited by federal or state securities laws or public policy relating thereto.

(h) On and immediately after each of the Trade Date and the Prepayment Date (A) the assets of Counterparty at their fair valuation exceed the liabilities of Counterparty, including contingent liabilities, (B) the capital of Counterparty is adequate to conduct the business of Counterparty, (C) Counterparty has the ability to pay its debts and obligations as such debts mature and does not intend to, or does not believe that it will, incur debt beyond its ability to pay as such debts mature, (D) Counterparty is not, and will not be, “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and (E) Counterparty could have purchased Shares with an aggregate purchase price equal to the Prepayment Amount in compliance with the corporate laws of the jurisdiction of its incorporation.

(i) Counterparty has made, and will make, all filings required to be made by it with the SEC, any securities exchange or any other regulatory body with respect to the Transaction contemplated hereby.

(j) Neither the execution and delivery of this Confirmation and this amendment and restatement of the Transaction, nor the incurrence or performance of obligations of Counterparty hereunder, will conflict with or result in a breach of the certificate of incorporation or by-laws (or any equivalent documents) of Counterparty, or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument to which Counterparty or any of its subsidiaries is a party or by which Counterparty or any of its subsidiaries is bound or to which Counterparty or any of its subsidiaries is subject, or constitute a default under, or result in the creation of any lien under, any such agreement or instrument.

(k) No consent, approval, authorization, or order of, or filing with, any governmental agency or body or any court is required in connection with the execution, delivery or performance by Counterparty of this Confirmation or this amendment and restatement, except such as have been obtained or made and such as may be required under the Securities Act of 1933, as amended (the “Securities Act”), or state securities laws.

(l) Counterparty is not required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(m) Counterparty is an “eligible contract participant” (as such term is defined in Section 1a(18) of the Commodity Exchange Act, as amended, other than a person that is an eligible contract participant under Section 1a(18)(C) of the Commodity Exchange Act).

(n) No state or local (including any non-U.S. jurisdiction’s) law, rule, regulation or regulatory order applicable to the Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Dealer or its affiliates owning or holding (however defined) Shares.

(o) On the Amendment Date and on any day during a Prohibited Period, neither Counterparty nor any “affiliated purchaser” (each as defined in Rule 10b-18 under the Exchange Act) shall directly or indirectly (including, without limitation, by means of any cash-settled or other derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable or exercisable for Shares.

(p) Counterparty acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act, by virtue of Section 4(a)(2) thereof. Accordingly, Counterparty represents and warrants to Dealer that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and this amendment and restatement of the Transaction and is able to bear a total loss of its investment, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (iii) it is entering into the Transaction and this amendment and restatement of the Transaction for its own account without a view to the distribution or resale thereof and (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws.

7. Other Provisions.

(a) Opinions. On or prior to the Effective Date, Counterparty shall have delivered to Dealer an opinion of counsel, dated as of such date, in form and substance reasonably satisfactory to Dealer, with respect to the matters set forth in Section 6(g), Section 6(j), Section 6(k) and Section 6(l) of this Confirmation. Delivery of such opinion to Dealer shall be a condition precedent for the purpose of Section 2(a)(iii) of the Master Agreement with respect to each obligation of Dealer under Section 2(a)(i) of the Master Agreement.

(b) Repurchase Notices. Counterparty shall, on any day on which Counterparty effects any repurchase of Shares, promptly give Dealer a written notice of such repurchase (a “Repurchase Notice”) on such day if following such repurchase, the number of outstanding Shares as determined on such day is (i) less than 77,445,629 (in the case of the first such notice) or (ii) thereafter more than 6,530,413 less than the number of Shares included in the immediately preceding Repurchase Notice. Counterparty agrees to indemnify and hold harmless Dealer and its affiliates and their respective officers, directors, employees, affiliates, advisors, agents and controlling persons (each, an “Indemnified Person”) from and against any and all losses (including losses relating to Dealer’s hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 “insider”, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to the Transaction), claims, damages, judgments, liabilities and expenses (including reasonable attorney’s fees), joint or several, which an Indemnified Person may become subject to, as a result of Counterparty’s failure to provide Dealer with a Repurchase Notice on the day and in the manner specified in this paragraph, and to reimburse, within 30 days, upon written request, each of such Indemnified Persons for any reasonable legal or other expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against the Indemnified Person as a result of Counterparty’s failure to provide Dealer with a Repurchase Notice in accordance with this paragraph, such Indemnified Person shall promptly notify Counterparty in writing, and Counterparty, upon request of the Indemnified Person, shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others Counterparty may designate in such proceeding and shall pay the reasonable, out-of-pocket fees and expenses of such counsel related to such proceeding. Counterparty shall not be liable for any settlement of any proceeding contemplated by this paragraph that is effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Counterparty agrees to indemnify any Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Counterparty shall not, without the prior written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding contemplated by this paragraph that is in respect of which any Indemnified Person is a party and indemnity has been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to such Indemnified Person. If the indemnification provided for in this paragraph is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then Counterparty hereunder, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities. The remedies provided for in this paragraph (b) are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Person at law or in equity. The indemnity and contribution agreements contained in this paragraph shall remain operative and in full force and effect regardless of the termination of the Transaction.

(c) Reserved.

(d) Transfer or Assignment.

(i) Dealer may transfer or assign all or any part of its rights or obligations under the Transaction (A) without Counterparty’s consent to any affiliate of Dealer, but, only if (1) an Event of Default, Potential Event of Default, or Termination Event will not occur as a result of such transfer or assignment and (2) as a result of such transfer or assignment, Counterparty will not be required to pay the transferee on any payment date an amount under Section 2(d)(i)(4) of the Master Agreement, as applicable, greater than the amount that Counterparty would have been required to pay to Dealer in the absence of such transfer or assignment, or (B) with Counterparty’s consent (whose consent shall not be unreasonably withheld) to any other third party with a rating for its long term, unsecured and unsubordinated indebtedness (or to any other third party whose obligations are guaranteed by an entity with a rating for its long term, unsecured and unsubordinated indebtedness) equal to or better than the lesser of (1) the credit rating of Dealer at the time of the transfer and (2) A- by Standard and Poor’s Rating Group, Inc. or its successor (“S&P”), or A3 by Moody’s Investor Service, Inc. (“Moody’s”) or, if either S&P or Moody’s ceases to rate such debt, at least an equivalent rating or better by a substitute rating agency mutually agreed by Counterparty and Dealer. If at any time at which (A) the Section 16 Percentage exceeds 8.5%, (B) the Forward Equity Percentage exceeds 14.5%, or (C) the Share Amount exceeds the Applicable Share Limit (if any applies) (any such condition described in clauses (A), (B) or (C), an “Excess Ownership Position”), Dealer is unable after using its commercially reasonable efforts to effect a transfer or assignment of a portion of the Transaction to a third party on pricing terms reasonably acceptable to Dealer and within a time period reasonably acceptable to Dealer such that no Excess Ownership Position exists, then Dealer may designate any Exchange Business Day as an Early Termination Date with respect to a portion of the Transaction (the “Terminated Portion”), such that following such partial termination no Excess Ownership Position exists. In the event that Dealer so designates an Early Termination Date with respect to a portion of the Transaction, a payment (or if applicable, in accordance with and subject to Section 7(f), delivery) shall be made pursuant to Section 6 of the Master Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Shares equal to the number of Shares underlying the Terminated Portion, (2) Counterparty were the sole Affected Party with respect to such partial termination and (3) the Terminated Portion were the sole Affected Transaction (and, for the avoidance of doubt, the provisions of Section 7(f) shall apply to any amount that is payable by Dealer to Counterparty pursuant to this sentence as if Counterparty was not the Affected Party). The “Section 16 Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Dealer and any of its affiliates or any other person subject to aggregation with Dealer for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act, or any “group” (within the meaning of Section 13 of the Exchange Act) of which Dealer is or may be deemed to be a part beneficially owns (within the meaning of Section 13 of the Exchange Act), without duplication, on such day (or, to the extent that for any reason the equivalent calculation under Section 16 of the Exchange Act and the rules and regulations thereunder results in a higher number, such higher number) and (B) the denominator of which is the number of Shares outstanding on such day. The “Forward Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the Number of Shares and (B) the denominator of which is the number of Shares outstanding. The “Share Amount” as of any day is the number of Shares that Dealer and any person whose ownership position would be aggregated with that of Dealer (Dealer or any such person, a “Dealer Person”) under any law, rule, regulation, regulatory order or organizational documents or contracts of Counterparty that are, in each case, applicable to ownership of Shares (“Applicable Restrictions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership under any Applicable Restriction, as determined by Dealer in its reasonable discretion. The “Applicable Share Limit” means a number of Shares equal to (A) the minimum number of Shares that could give rise to reporting or registration obligations or other requirements (including obtaining prior approval from any person or entity or making the Shares subject to redemption) of a Dealer Person, or could result in an adverse effect on a Dealer Person, under any Applicable Restriction, as determined by Dealer in its reasonable discretion, minus (B) 1% of the number of Shares outstanding.

(ii) Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities, or make or receive any payment in cash, to or from Counterparty, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities, or to make or receive such payment in cash, and otherwise to perform Dealer’s obligations in respect of the Transaction and any such designee may assume such obligations. Dealer shall be discharged of its obligations to Counterparty to the extent of any such performance.

(e) Staggered Settlement. If upon advice of counsel with respect to any legal, regulatory or self-regulatory requirements or related policies or procedures applicable to Dealer, including any requirements, policies or procedures relating to Dealer’s hedging activities hereunder, Dealer reasonably determines that it would not be practicable or advisable to deliver, or to acquire Shares to deliver, any or all of the Shares to be delivered by Dealer on any Settlement Date for the Transaction, Dealer may, by notice to Counterparty on or prior to such Settlement Date (a “Nominal Settlement Date”), elect to deliver the Daily Number of Shares otherwise deliverable on such Nominal Settlement Date on two or more dates (each, a “Staggered Settlement Date”) or at two or more times on a Nominal Settlement Date as follows:

(1)

in such notice, Dealer will specify to Counterparty the related Staggered Settlement Dates (each of which will be on or prior to the twentieth (20th) Exchange Business Day following such Nominal Settlement Date) and the number of Shares that it will deliver on each Staggered Settlement Date or delivery times;

(2)

the aggregate number of Shares that Dealer will deliver to Counterparty hereunder on all such Staggered Settlement Dates or delivery times will equal the number of Shares that Dealer would otherwise be required to deliver on such Nominal Settlement Date; and

(3)

the Physical Settlement terms will apply on each Staggered Settlement Date, except that the Daily Number of Shares otherwise deliverable on such Nominal Settlement Date will be allocated among such Staggered Settlement Dates or delivery times as specified by Dealer in the notice referred to in clause (1) above.

Notwithstanding anything herein to the contrary, solely in connection with a Staggered Settlement Date, Dealer shall be entitled to deliver Shares to Counterparty from time to time prior to the date on which Dealer would be obligated to deliver them to Counterparty pursuant to the Physical Settlement terms set forth above, and Counterparty agrees to credit all such early deliveries against Dealer’s obligations hereunder in the direct order in which such obligations arise. No such early delivery of Shares will accelerate or otherwise affect any of Counterparty’s obligations to Dealer hereunder.

(f) Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If (a) an Early Termination Date (whether as a result of an Event of Default or a Termination Event) occurs or is designated with respect to the Transaction or (b) the Transaction is cancelled or terminated upon the occurrence of an Extraordinary Event, and if Dealer would owe any amount to Counterparty pursuant to Section 6(d)(ii) of the Master Agreement or any Cancellation Amount pursuant to Article 12 of the Equity Definitions (any such amount, a “Payment Obligation”), then Dealer shall satisfy the Payment Obligation by the Share Termination Alternative (as defined below).

Share Termination Alternative:	If applicable, Dealer shall deliver to Counterparty the Share Termination Delivery Property on, or within a commercially reasonable period of time after, the date when the relevant Payment Obligation would otherwise be due pursuant to Section 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) and 6(e) of the Master Agreement, as applicable (the “Share Termination Payment Date”), in satisfaction of such Payment Obligation in the manner reasonably requested by Counterparty free of payment.

Share Termination Delivery Property:	A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation, divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:	The value to Dealer of property contained in one Share Termination Delivery Unit, as determined by the Calculation Agent in its discretion by commercially reasonable means and notified by the Calculation Agent to Dealer at the time of notification of the Payment Obligation. For the avoidance of doubt, the parties agree that in determining the Share Termination Delivery Unit Price the Calculation Agent may consider the purchase price paid in connection with the purchase of Share Termination Delivery Property or the per Share unwind price of any Share-linked Hedge Positions, as the case may be.

Share Termination Delivery Unit:	One Share or, if the Shares have changed into cash or any other property or the right to receive cash or any other property as the result of a Nationalization, Insolvency or Merger Event (any such cash or other property, the “Exchange Property”), a unit consisting of the type and amount of such Exchange Property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Nationalization, Insolvency or Merger Event, as determined by the Calculation Agent.

Failure to Deliver:	Applicable

Other applicable provisions:	If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9 and 9.11 of the Equity Definitions will be applicable, except that all references in such provisions to “Physically-settled” shall be read as references to “Share Termination Settled” and all references to “Shares” shall be read as references to “Share Termination Delivery Units”. “Share Termination Settled” in relation to the Transaction means that the Share Termination Alternative is applicable to the Transaction.

(g) Securities Contract, Swap Agreement. The parties hereto intend for (i) the Transaction to be a “securities contract” and a “swap agreement” as defined in the Bankruptcy Code, and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code, (ii) a party’s right to liquidate the Transaction and to exercise any other remedies upon the occurrence of any Event of Default, Early Termination Event, Extraordinary Event or Additional Disruption Event

under this Confirmation with respect to the other party to constitute a “contractual right” as described in the Bankruptcy Code, and (iii) each payment and delivery of cash, securities or other property hereunder to constitute a “margin payment” or “settlement payment” and a “transfer” as defined in the Bankruptcy Code.

(h) No Collateral, Netting or Setoff. Notwithstanding any provision of the Master Agreement, or any other agreement between the parties, to the contrary, no collateral is transferred in connection with the Transaction. Obligations under the Transaction shall not be netted, recouped or set off (including pursuant to Section 6 of the Master Agreement) against any other obligations of the parties, whether arising under the Master Agreement, this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise, and no other obligations of the parties shall be netted, recouped or set off (including pursuant to Section 6 of the Master Agreement) against obligations under the Transaction, whether arising under the Master Agreement, this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise, and each party hereby waives any such right of setoff, netting or recoupment.

(i) Status of Claims in Bankruptcy. Dealer acknowledges and agrees that this Confirmation is not intended to convey to Dealer rights against Counterparty with respect to the Transaction that are senior to the claims of common stockholders of Counterparty in any U.S. bankruptcy proceedings of Counterparty; provided that nothing herein shall limit or shall be deemed to limit Dealer’s right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to the Transaction; provided, further, that nothing herein shall limit or shall be deemed to limit Dealer’s rights in respect of any transactions other than the Transaction.

(j) Governing Law. This Confirmation will be governed by, and construed in accordance with, the laws of the State of New York (without reference to choice of law doctrine).

(k) Waiver of Jury Trial. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to the Transaction. Each party (i) certifies that no representative, agent or attorney of either party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into the Transaction, as applicable, by, among other things, the mutual waivers and certifications provided herein.

(l) Tax Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.

(m) Right to Extend. Dealer may postpone or add, in whole or in part, any Valuation Dates and related Settlement Dates, or any other date of valuation, payment or delivery by Dealer, with respect to some or all of the Number of Shares hereunder, if Dealer reasonably determines that such action is necessary or appropriate to preserve Dealer’s hedging or hedge unwind activity hereunder in light of existing liquidity conditions or to enable Dealer to effect transactions with respect to Shares in connection with its hedging, hedge unwind or settlement activity hereunder in a manner that would, if Dealer were Counterparty or an affiliated purchaser of Counterparty, be in compliance with applicable legal, regulatory or self-regulatory requirements or related policies and procedures applicable to Dealer, including any requirements, policies or procedures relating to Dealer’s hedging activities hereunder.

(n) Wall Street Transparency and Accountability Act. In connection with Section 739 of the Wall Street Transparency and Accountability Act of 2010 (“WSTAA”), the parties hereby agree that neither the enactment of WSTAA or any regulation under the WSTAA, nor any requirement under WSTAA or an amendment made by WSTAA, shall limit or otherwise impair either party’s otherwise applicable rights to terminate, renegotiate, modify, amend or supplement this Confirmation or the Master Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Confirmation, the Equity Definitions incorporated herein, or the Master Agreement (including, but not limited to, rights arising from Change in Law, Hedging Disruption, Increased Cost of Hedging, an Excess Ownership Position, or Illegality (as defined in the Master Agreement)).

(o) Notice. Counterparty shall, upon obtaining knowledge of the occurrence of any event that would, with the giving of notice, the passage of time or the satisfaction of any condition, constitute an Event of Default in respect of which it would be the Defaulting Party, a Termination Event in respect of which it would be an Affected Party, a Potential Adjustment Event or an Extraordinary Event (including without limitation an Additional Disruption Event), notify Dealer within one Scheduled Trading Day of the occurrence of obtaining such knowledge.

(p) Agreements and Acknowledgements Regarding Hedging. Counterparty understands, acknowledges and agrees that: (A) at any time on and prior to the final Valuation Date, Dealer and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to adjust its hedge position with respect to the Transaction; (B) Dealer and its affiliates also may be active in the market for Shares other than in connection with hedging activities in relation to the Transaction; (C) Dealer shall make its own determination as to whether, when or in what manner any hedging or market activities in securities of Counterparty shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Forward Price; and (D) any market activities of Dealer and its affiliates with respect to Shares may affect the market price and volatility of Shares in a manner that may be adverse to Counterparty.

(q) Reserved.

(r) Tax Matters.

(i)

Withholding Tax imposed on payments to non-US counterparties under the United States Foreign Account Tax Compliance Act. “Tax” and “Indemnifiable Tax”, each as defined in Section 14 of the Master Agreement, shall not include any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”). For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Master Agreement.

(ii)

Incorporation of ISDA 2015 Section 871(m) Protocol Provisions. To the extent that either party to the Master Agreement with respect to this Transaction is not an adhering party to the ISDA 2015 Section 871(m) Protocol published by the International Swaps and Derivatives Association, Inc. on November 2, 2015 and available at www.isda.org, as may be amended, supplemented, replaced or superseded from time to time (the “871(m) Protocol”), the parties agree that the provisions and amendments contained in the Attachment to the 871(m) Protocol are incorporated into and apply to the Master Agreement with respect to this Transaction as if set forth in full herein. The parties further agree that, solely for purposes of applying such provisions and amendments to the Master Agreement with respect to this Transaction, references to “each Covered Master Agreement” in the 871(m) Protocol will be deemed to be references to the Master Agreement with respect to this Transaction, and references to the “Implementation Date” in the 871(m) Protocol will be deemed to be references to the Trade Date of this Transaction.

(iii)

Tax documentation. For the purpose of Section 4(a)(i) of the Master Agreement, each party agrees to deliver the following, as applicable: Counterparty shall provide to Dealer a valid, duly executed and completed U.S. Internal Revenue Service Form W-9, or any successor thereto, (i) on or before the date of execution of this Confirmation and (ii) promptly upon learning that any such tax form previously provided by Counterparty has become obsolete or incorrect. Additionally, Counterparty shall, promptly upon request by Dealer, provide such other tax forms and documents reasonably requested by Dealer. Dealer shall provide to Counterparty a valid, duly executed and completed U.S. Internal Revenue Service Form W-9 or any successor thereto, (i) on or before the date of execution of this Confirmation and (ii) promptly upon learning that any such tax form previously provided by Dealer has become obsolete or incorrect. Additionally, Dealer shall, promptly upon request by Counterparty, provide such other tax forms and documents reasonably requested by Counterparty.

(iv)

Tax Representations. For the purpose of Section 3(f) of the Master Agreement, each party makes the representations specified below, as applicable: Counterparty represents to Dealer that: it is a “U.S. person” (as that term is used in section 1.1441-4(a)(3)(ii) of the United States Treasury Regulations) for U.S. federal income tax purposes and an exempt recipient under Treasury Regulation Section 1.6049-4(c)(1)(ii). Dealer represents to Counterparty that: it is a “U.S. person” (as that term is used in section 1.1441-4(a)(3)(ii) of the United States Treasury Regulations) for U.S. federal income tax purposes and an exempt recipient under Treasury Regulation Section 1.6049-4(c)(1)(ii).

(s) U.S. Resolution Stay Protocol. The parties acknowledge and agree that (i) to the extent that prior to the date hereof both parties have adhered to the 2018 ISDA U.S. Resolution Stay Protocol (the “Protocol”), the terms of the Protocol are incorporated into and form a part of the Agreement, and for such purposes the Agreement shall be deemed a “Protocol Covered Agreement”, Dealer shall be deemed a “Regulated Entity” and Counterparty shall be deemed an “Adhering Party”; (ii) to the extent that prior to the date hereof the parties have executed a separate agreement the effect of which is to amend the qualified financial contracts between them to conform with the requirements of the QFC Stay Rules (the “Bilateral Agreement”), the terms of the Bilateral Agreement are incorporated into and form a part of the Agreement, and for such purposes the Agreement shall be deemed a “Covered Agreement”, Dealer shall be deemed a “Covered Entity” and Counterparty shall be deemed a “Counterparty Entity”; or (iii) if clause (i) and clause (ii) do not apply, the terms of Section 1 and Section 2 and the related defined terms (together, the “Bilateral Terms”) of the form of bilateral template entitled “Full-Length Omnibus (for use between U.S. G-SIBs and Corporate Groups)” published by ISDA on November 2, 2018 (currently available on the 2018 ISDA U.S. Resolution Stay Protocol page at www.isda.org and, a copy of which is available upon request), the effect of which is to amend the qualified financial contracts between the parties thereto to conform with the requirements of the QFC Stay Rules, are hereby incorporated into and form a part of the Agreement, and for such purposes the Agreement shall be deemed a “Covered Agreement,” Dealer shall be deemed a “Covered Entity” and Counterparty shall be deemed a “Counterparty Entity.” In the event that, after the date of the Agreement, both parties hereto become adhering parties to the Protocol, the terms of the Protocol will replace the terms of this paragraph. In the event of any inconsistencies between the Agreement and the terms of the Protocol, the Bilateral Agreement or the Bilateral Terms (each, the “QFC Stay Terms”), as applicable, the QFC Stay Terms will govern. Terms used in this paragraph without definition shall have the meanings assigned to them under the QFC Stay Rules. For purposes of this paragraph, references to “the Agreement” include any related credit enhancements entered into between the parties or provided by one to the other. In addition, the parties agree that the terms of this paragraph shall be incorporated into any related covered affiliate credit enhancements, with all references to Dealer replaced by references to the covered affiliate support provider.

“QFC Stay Rules” means the regulations codified at 12 C.F.R. 252.2, 252.81–8, 12 C.F.R. 382.1-7 and 12 C.F.R. 47.1-8, which, subject to limited exceptions, require an express recognition of the stay-and-transfer powers of the FDIC under the Federal Deposit Insurance Act and the Orderly Liquidation Authority under Title II of the Dodd Frank Wall Street Reform and Consumer Protection Act and the override of default rights related directly or indirectly to the entry of an affiliate into certain insolvency proceedings and any restrictions on the transfer of any covered affiliate credit enhancements.

[Signatures to follow on separate page]

EXECUTION VERSION

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this Confirmation and returning it to Dealer.

Yours sincerely,

JPMorgan Chase Bank, National Association

By:	/s/ Sudheer Tegulapalle
Name: Sudheer Tegulapalle
Title: Managing Director

Confirmed as of the date first

above written:

Gogo Inc.

By:	/s/ Barry Rowan
Name: Barry Rowan
Title: EVP & CFO